Exhibit 2

THIS WARRANT AND THE UNDERLYING SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR ANY OTHER SECURITIES LAWS, HAVE BEEN TAKEN FOR INVESTMENT, AND MAY NOT BE SOLD OR TRANSFERRED OR OFFERED FOR SALE OR TRANSFER UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT, OR, IN THE OPINION OF COUNSEL TO THE ISSUER OF THESE SECURITIES, SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED.

Issuance Date:

WARRANT FOR THE PURCHASE OF SHARES OF
COMMON STOCK OF ASPEN GROUP, INC.

THIS IS TO CERTIFY that, for value received, ________________________ (the “Holder”) is entitled to purchase, subject to the terms and conditions hereinafter set forth, one hundred thousand (100,000) shares of common stock, par value $0.001 per share (as further detailed in Section 4 of this Warrant, the “Common Stock”),of Aspen Group, Inc., a Delaware corporation (the “Company”), and to receive certificates for the Common Stock so purchased. The exercise price of this Warrant (the “Exercise Price”) is one dollar ($1.00) per share, subject to adjustment as provided in this Warrant.

1.              Exercise Period.

(a)            This Warrant may be exercised by the Holder during the period beginning on the Issuance Date and ending at 5:00 pm (New York time) five (5) years thereafter (the “Exercise Period”). This Warrant will terminate automatically and immediately upon the expiration of the Exercise Period.

2.              Exercise of Warrant.

(a)            Subject to the Beneficial Ownership Limitation, as defined herein, this Warrant may be exercised by tile Holder (in whole or in part, in its entirety or in such increments, at any time and from time to time, as in each case the Holder may in its sole discretion elect) throughout the Exercise Period. Each such exercise shall be accomplished, at the Holder’s option:

(i)	(A) by the Holder’s tender to the Company of an amount equal to·the Exercise Price multiplied by the number of underlying shares of Common Stock then being purchased (the “Purchase Price”), by wire transfer of immediately available funds in accordance with wiring coordinates provided to the Holder by the Company, or by certified or bank cashier’s check payable to the order of the Company, and (B) by the Holder’s surrender to the Company of this Warrant, together with an executed subscription agreement in substantially the form attached hereto as Exhibit A (the “Cash Subscription”); or
(ii)	by the Holder’s surrender to the Company of this Warrant and notice in writing that such Holder intends to exercise all, or any portion of, this Warrant to satisfy its obligation to pay the Purchase Price in respect thereof by virtue of the provisions of this Section 2(a)(ii) (the “Cashless Notice”) by the delivery of an executed subscription agreement in substantially the form attached hereto as Exhibit A (the “Cashless Subscription” and, together with the Cash Subscription, the “Subscription”).

As a condition of exercise, the Holder shall, where applicable, execute a customary investment letter and accredited investor questionnaire. The Holder’s right to exercise this Warrant is subject to its compliance with any applicable laws and rules, including Section 5 of the Securities Act of 1933

(b)            Upon receipt of the Purchase Price, in the case of an exercise pursuant to Section 2(a)(i), or receipt of the Cashless Notice, in the case of an exercise pursuant to Section 2(a)(ii), the Company shall promptly (and in all events within two (2) trading days of such exercise date) deliver to the Holder a certificate or ce1tificates representing the shares of Common Stock then purchased, registered in the name of the Holder (or its transferee, if any, as permitted under Section 3 below). With respect to each exercise of this Warrant, if any, the Holder (or its transferee, if any, as the case may be) shall for all purposes be deemed to have become the holder of record of the number of shares of Common Stock purchased hereunder on the date a properly executed Subscription and payment of the Purchase Price are received by the Company (each, an “Exercise Date”), irrespective of the date of delivery to the Holder of the certificate(s) evidencing such shares, except that if the date of such receipt is a date on which the stock transfer books of the Company are closed, the Holder (or its transferee, if any, as the case may be) shall be deemed to have become the holder of record of such shares at the close of business on the next succeeding date on which such stock transfer books are open. With respect to each exercise of this Warrant pursuant to Section 2(a)(ii), if any, the Holder shall be entitled to receive, instead of the number of shares of Common Stock such Holder would have received had the Purchase Price been paid pursuant to Section 2(a)(i), a number of shares of Common Stock in respect of the exercise of such Warrant equal to the product of:

(i)	the number of shares of Common Stock issuable upon exercise of such Warrant (or, if only a portion of such Warrant is being exercised, issuable upon the exercise of such portion), multiplied by
(ii)	the quotient of:
(A)	the difference of:
(I)	the Market Price per share of Common Stock at the time of such exercise;

minus

(II)	the Exercise Price per share of Common Stock at the time of such exercise divided by

(B)	the Market Price per share of Common Stock at the time of such exercise.

“Fair Value” means, as of any time, with respect to a share of Common Stock, the amount payable in respect of such share assuming that the Company was sold as a going concern as of a date that is within fifteen (15) days of the date as of which the determination is to be made, giving effect to all property thereof and subject to all liabilities thereof, in an arm’s length sale between an informed and willing buyer and an informed and willing seller, under no compulsion to buy or sell, respectively; such determination to be made without regard to the absence of a liquid or ready market for such share of Common Stock or that such sale is in respect of a minority interest. The Valuation Agent making such determination shall assume that all warrants, options or other rights exercisable or convertible into shares of Common Stock or capital stock of the Company remaining unexercised at the time of determination were exercised, and the purchase price therefor paid in cash, prior to the time of determination.

“Market Price” means (i) if the shares of Common Stock are listed or admitted to trading on any national securities exchange, as of any date of determination, determined by the arithmetic mean of the daily closing prices for the 20 consecutive trading days before such date of determination; and (ii) if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, as of any date of determination, the Fair Value of such share, as determined by the Holder and the Company or if such parties cannot agree within ten (10) days, then by the Valuation Agent as of the date of determination. The fees and expenses of the Valuation Agent shall be paid by the Company.

“Valuation Agent” means a firm of independent certified public accountants, an investment banking firm or appraisal firm (which firm shall own no securities of, and shall not be an affiliate, subsidiary or a related party of, the Company) of recognized national standing retained by the Company and reasonably acceptable to the Holder.

Fractional shares of Common Stock shall not be issued upon any exercise of this Warrant; provided that in lieu of any fractional shares that would have been issued but for the immediately preceding clause, the Holder shall be entitled to receive cash equal to the current market price of such fraction of a share of Common Stock on the trading day immediately preceding the respective Exercise Date. In the event this Warrant is ever exercised in part, the Company shall promptly (and in all events within two (2) trading days of the respective Exercise Date) issue a New Warrant (as defined below) to the Holder covering the aggregate number of shares of Common Stock as to which this Warrant remains exercisable. The Company acknowledges and agrees that this Warrant was issued on the Issuance Date.

(c)            Limitation on Exercise. Notwithstanding anything to the contrary contained in this Warrant but subject to Section 2(d), this Warrant shall not be exercisable by the Holder, and the Company shall not effect any exercise of this Warrant or otherwise issue any shares of Common Stock pursuant hereto, to the extent (but only to the extent) that after giving effect to such exercise, the Holder (together with its affiliates and any persons acting as a group together with the Holder or any of the Holder’s affiliates) (such persons, “Attribution Parties”) would beneficially own in excess of 9.9% (the “Maximum Percentage”) of the issued and outstanding Common Stock (the “Beneficial Ownership Limitation”). To the extent the Beneficial Ownership Limitation applies, the determination of whether this Warrant shall be exercisable (vis-á-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates and Attribution Parties) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by the Holder and its affiliates and Attribution Parties ) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Holder for conversion, exercise or exchange (as the case may be). No prior inability to exercise this Warrant, or to issue shares of Common Stock, pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For purposes of this Section 2, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the rules and regulations promulgated thereunder. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this Section 2(c) shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 2(c) to correct this Section 2(c) (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained herein shall apply to a successor holder of this Warrant.

(d)            Maximum Percentage Adjustment. By written notice to the Company, at any time the Holder may increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, (ii) any such increase or decrease will apply only to the Holder sending such notice and not to any other holder of Warrants, and (iii) such notice is revocable at the Holder’s option at any time prior to the effectiveness thereof.

3.              Recording, Transferability, Exchange, and Obligations to Issue Common Stock.

(a)            Registration of Warrant. The Company shall register this Warrant, in a register to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the Holder (or its transferee, if any, as the case may be). The Company may deem and treat the registered holder from time to time of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to such holder, and for all other purposes, absent actual notice to the contrary from the Holder and any such transferee.

(b)            Registration of Transfers. The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto as Exhibit B duly completed and signed, to the Company at its address specified herein. As a condition to any such transfer, the Company may request a legal opinion as contemplated by the legend. Upon any such registration of transfer, a New Warrant to purchase Common Stock, in substantially the form of this Warrant (each, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to such transferee, and a New Warrant evidencing the remaining portion of this Warrant, if any, not so transferred shall be issued to the Holder. The acceptance of the New Warrant by such transferee shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

(c)            Exchange of Warrant. This Warrant is exchangeable upon its surrender by the Holder to the Company for New Warrants of like tenor and date representing in the aggregate the right to purchase the number of shares of Common Stock purchasable hereunder, each of such New Warrants to represent the right to purchase such number of shares of Common Stock as may be designated by the Holder at the time of such surrender (not to exceed the aggregate number of such shares underlying this Warrant).

(d)            Absolute Nature of Company’s Obligations. The Company’s obligations to issue and deliver Common Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Common Stock. Nothing herein shall limit the Holder’s right to pursue any other remedies available to him hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant as required pursuant to the terms hereof.

4.              Adjustments to Exercise Price and Number of Shares Subject to Warrant. The Exercise Price and the number of shares of Common Stock purchasable upon the exercise of this Warrant are subject to adjustment from time to time upon the occurrence of any of the events specified in this Section 4. For the purpose of this Section 4, “Common Stock” means shares now or hereafter authorized of any class of common stock of the Company, however designated, that has the right to participate in any distribution of the assets or earnings of the Company without limit as to per-share amount (excluding, and subject to any prior rights of, any class or series of preferred stock of the Company).

(a)            In case the Company shall (i) pay a dividend or make a distribution in shares of Common Stock to holders of shares of Common Stock, (ii) subdivide (“split”) its outstanding shares of Common Stock into a greater number of shares, (iii) combine (“reverse split”) its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock other securities of the Company, then the Exercise Price in effect at the time of the record date for such dividend or on the effective date of such subdivision, combination or reclassification, as the case may be, and/or the number and kind of securities issuable on such date, shall be proportionately adjusted so that the Holder of this Warrant thereafter exercised shall be entitled to receive the aggregate number and kind of shares of Common Stock (or such other securities other than Common Stock) of the Company, at the same aggregate Exercise Price, that, if this Warrant had been exercised immediately prior to such date, the Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, combination or reclassification (without giving effect to the Beneficial Ownership Limitation). Such adjustment shall be made successively whenever, and each time, any event listed above shall occur.

(b)            In case the Company shall fix a record date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the surviving corporation) of cash, evidences of indebtedness or assets, or subscription rights or warrants, the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the Fair Market Value per share of Common Stock on such record date, less the amount of cash so to be distributed·or the Fair Market Value·(as determined in good faith by, and reflected in a formal resolution of, the board of directors of the Company) of the portion of the assets or evidences of indebtedness so to be distributed, or of such subscription rights or warrants, applicable to one share of Common Stock, and the denominator of which shall be the Fair Market Value per share of Common Stock. Such adjustment shall be made successively whenever, and each time, such a record date is fixed; and in the event that such distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

(c)            Notwithstanding any provision hereof to the contrary, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Exercise Price; provided, however, that any adjustments which by reason of this Section 4(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made to the nearest cent or the nearest one-hundredth of a share, as the case may be.

(d)            In the event that at any time, as a result of an adjustment made pursuant to Section 4(a) above, the Holder of this Warrant thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Common Stock contained in this Section 4, and the other provisions of this Warrant shall apply on like terms to any such other shares.

(e)            Fundamental Transactions. If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another company, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another company or person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Common Stock then issuable upon exercise in full of this Warrant (without giving effect to the Beneficial Ownership Limitation) (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Holder’s sole discretion and request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a New Warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. Any such successor or surviving entity shall be deemed to be·required to comply with the provisions of this Section 4(e) and shall insure that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(f)             In case any event shall occur as to which the other provisions of this Section 4 are not strictly applicable but the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles hereof, then, in each such case, the Company shall effect such adjustment, on a basis consistent with the essential intent and principles established in this Section 4, as may be necessary to preserve, without dilution, the purchase rights represented by this Warrant.

(g)            Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 4, the Company, at its own sole expense, shall promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Common Stock or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company shall promptly deliver a copy of each such certificate to the Holder and to the Company’s Transfer Agent.

(h)            Anti-Dilution Protection. If the Company, at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or issue any Common Stock or common stock equivalents entitling any entity or person to acquire, shares of Common Stock at an effective price per share less than the then Exercise Price (such lower price, the “Base Share Price” and such issuances, collectively, a “Dilutive Issuance”), then the Exercise Price shall be reduced (and only reduced) to equal the Base Share Price. Notwithstanding the foregoing, the Base Share Price as of the Issuance Date shall be deemed to be $1.00 per share. Such adjustment shall be made whenever such Common Stock or common stock equivalents are issued. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 4(h) in respect of an Exempt Issuance (as defined below). Furthermore, if the adjustment is caused by the issuance of a common stock equivalent and such security expires or terminates without being exercised, converted or exchanged, the Base Share Price shall be readjusted to the Exercise Price in effect immediately prior to issuance of such common stock equivalent. The Company shall notify the Holder, in writing, no later than five (5) business days following the issuance of any Common Stock or common stock equivalents subject to this Section 4(h), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 4(h), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder shall be entitled to receive the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise. For purposes of this Agreement, “Exempt Issuance” means the issuance of: (i) shares of Common Stock, restricted stock units or options (and Common Stock issued upon exercise of such options) to employees, officers, consultants, advisors or directors of the Company pursuant to any stock or option plan duly adopted for such purpose by a majority of the existing members of the Board of Directors or a majority of the members of a committee of directors established for such purpose; (ii) securities upon the exercise, exchange or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Issuance Date, provided that such securities have not been amended since the Issuance Date to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities; (iii) shares of Common Stock upon any anti-dilution adjustment to Common Stock and common stock equivalents held by current·unaffiliated·shareholders of the Company as of the Issuance Date; (iv) securities issued to any Placement Agent or other registered broker-dealers as reasonable commissions or fees in connection with any financing transactions; and (v) securities issued pursuant to a merger, acquisition or similar transaction (provided that (A) the primary purpose of such issuance is not to raise capital, (B) the purchaser or acquirer of such securities in such issuance solely consists of either (x) the actual participants in such transactions, (y) the actual owners of such assets or securities acquired in such merger, acquisition or similar transaction, or (z) the shareholders, partners or members of the foregoing persons, and (C) the number or amount (as the case may be) of such shares of Common Stock issued to such person by the Company shall not be disproportionate to such person’s actual participation in such merger, acquisition or similar transaction) or a strategic transaction (provided that (AA) any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, (BB) the primary purpose of such issuance is not to raise capital, (CC) the purchaser or acquirer of such securities in such issuance solely consists of either (ww) the actual participants in such strategic transaction, (xx) the actual owners of such strategic assets or securities acquired in such strategic transaction, (yy) the shareholders, partners or members of the foregoing persons or (zz) persons whose primary business does not consist of investing in securities), and (DD) the number or amount (as the case may be) of such shares of Common Stock issued to such person by the Company shall not be disproportionate to such person’s actual participation in such strategic licensing or development transactions or ownership of such strategic assets or securities to be acquired by the Company, as applicable).

5.              Legend. If there is not a current effective registration statement in effect and the exemption provided by Rule 144 under the Securities Act is unavailable when this Warrant is exercised, the stock certificates issued to the Holder shall bear the following legend:

“The securities represented by this certificate have not been registered under the Securities Act of 1933 (the “Securities Act”), and may not be offered for sale or sold except pursuant to (i) an effective registration statement under the Securities Act or (ii) an opinion of counsel to the issuer that an exemption from registration under the Securities Act is available.”

6.              Reservation of Common Stock. The Company covenants that it shall at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Common Stock upon exercise of this Warrant as herein provided, the number of shares of Common Stock which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder, without giving effect to the Beneficial Ownership Limitation (taking into account the adjustments and restrictions of Section 4). The Company covenants that all Common Stock so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued, fully paid and non-assessable.

7.              Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued, in exchange and substitution herefor and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of (a) evidence reasonably satisfactory to the Company of such mutilation, loss, theft or destruction and (b) customary and reasonable indemnity (which may include a surety bond), if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures, and pay such other reasonable third-party costs, as the Company may reasonably prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8.              Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer-agent fee, or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Common Stock or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Common Stock upon exercise hereof.

9.              Certain Notices to Holder. In the event of (a) any fixing by the Company of a record date with respect to the holders of any class of securities of the Company for the purpose of determining which of such holders are entitled to dividends or other distributions, or any rights to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, (b) any capital reorganization of the Company, or reclassification or recapitalization of the capital stock of the Company, or any transfer of all or substantially all of the assets or business of the Company to, or consolidation or merger of the Company with or into, any other entity or person, or (c) any voluntary or involuntary dissolution or winding up of the Company, then and in each such event the Company shall give the Holder a written notice specifying, as the case may be, (i) the record date for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, conveyance, dissolution, liquidation, or winding-up is to take place and the time, if any, is to be fixed, as of which the holders of record of Common Stock (or such capital stock or securities receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock securities) for securities or other property deliverable upon such event. Any such notice shall be given at least ten (10) days prior to the earliest date therein specified.

10.           No Rights as a Shareholder. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company, nor to any other rights whatsoever except the rights herein set forth; provided, however, that the Company shall not close any merger arising out of any merger agreement in which it is not the surviving entity, or sell all or substantially all of its assets, unless the Company shall have first provided the Holder with twenty (20) days’ prior written notice.

11.           Additional Covenants of the Company. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant.

12.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, the Holder, and their respective successors and permitted assigns.

13.           Severability. Every provision of this Warrant is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the remainder of this Warrant.

14.           Governing Law, Venue, and Submission to Jurisdiction. This Warrant and all actions arising out of or in connection with this Warrant shall be governed by and construed in accordance with the substantive laws of the State of New York applicable to contracts made between residents of that state, entered into and to be wholly performed within that state, without regard to the Company’s or the Holder’s actual states of residence or legal domicile if outside that state and without reference to any conflict of laws or similar principles that might otherwise mandate or permit the application of the laws of any other jurisdiction. Any action, suit or proceeding relating to this Warrant shall be brought exclusively in the courts of New York State sitting in the Borough of Manhattan, New York County, or in federal District Court for the Southern District of New York, and, for all purposes of any such action, suit or proceeding, each of the parties hereby irrevocably (i) submits to the exclusive jurisdiction of such courts, (ii) waives any objection to such choice of venue based on forum non conveniens or any other legal or equitable doctrine, and (iii) waives trial by jury and, in the case of the Company, the right to interpose any set-off or counterclaim, of any nature or description whatsoever, in any such action, suit or proceeding.

15.           Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Warrant, or to the interpretation, breach or enforcement hereof, and any action or proceeding is commenced to enforce the provisions of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs incurred in proceedings undertaken to establish both entitlement to fees and establishing the amount of fees to be recovered, sometimes referred to as “fees on fees”). Should a party take an appeal, the prevailing party shall recover reasonable attorneys’ fees and costs on the appeal, unless the outcome of the appeal is a remand for new trial, in which case the party that ultimately prevails shall recover reasonable attorneys’ fees and costs for all proceedings including any appeal.

16.           Entire Agreement. This Warrant (including the Exhibits attached hereto) constitutes the entire understanding between the Company and the Holder with respect to the subject matter hereof, and supersedes all prior negotiations, discussions, agreements and understandings relating to such subject matter.

17.           Good Faith. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against such impairment.

[Signature Page to Follow]

[Signature Page to Warrant]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the Issuance Date.

ASPEN GROUP, INC.

By:___________________

Michael Mathews
Chief Executive Officer

Exhibit A

SUBSCRIPTION FORM

The undersigned, pursuant to the provisions set forth in the attached Warrant (the “Warrant Certificate”), hereby notifies the Company that he is exercising the Warrant Certificate on the following basis:

Section 1 - Exercise.

•	I am exercising my right to exercise ________ warrants to purchase shares of Common Stock issuable upon the exercise of such warrants, being all of the warrants which I am entitled to exercise under the Warrant Certificate; or
•	I am exercising my right to exercise ________ warrants to purchase shares of Common Stock issuable upon the exercise of such warrants, being a portion of the warrants which I am entitled to exercise under the Warrant Certificate, and request that the Company deliver to me (or as I shall designate below) a new Warrant Certificate representing the balance of warrants to purchase shares of Common Stock which I am entitled to purchase under the Warrant Certificate.

Section 2 - Payment.

I am making payment in full for the shares of Common Stock being purchased hereby at an exercise price per share of $_____ as provided for in the Warrant. Such payment takes the form of (check and complete, as applicable):

A.	Cash Exercise

The total exercise price payable for the shares of Common Stock being purchased hereby is $________

___ $________ in certified or official bank check payable to the order of the Company; or

___ $________by wire transfer of immediately available funds.

B.	Cashless Exercise

___ by net exercise of the warrants being exercised pursuant to Section 2(a)(ii) of the Warrant.

I request that a certificate for the shares of Common Stock being purchased hereby be issued in the name of the undersigned and delivered to me at the address stated below. If such shares of Common Stock do not comprise all such shares purchasable pursuant to the Warrant, I request that a new Warrant of like tenor for the balance of the shares purchasable thereunder be delivered to me at such address.

In connection with the issuance of the Common Stock, if the Common Stock may not be immediately publicly sold, I hereby represent to the Company that I am acquiring the Common Stock for my own account for investment and not with a view to, or for resale in connection with, a distribution of the shares within the meaning of the Securities Act of 1933 (the “Securities Act”).

I am _______ am not _______ [please initial one] an accredited investor for at least one of the reasons listed on Exhibit A-1 to the Warrant. If the SEC has amended the rule defining “accredited investor”, I acknowledge that as a condition to exercising the Warrant, the Company may request updated information regarding my status as an accredited investor. My exercise of the Warrant shall be in compliance with the applicable exemptions under the Securities Act and applicable state law.

I understand that if at this time the Common Stock has not been registered under the Securities Act, I must hold the Common Stock indefinitely unless the Common Stock is subsequently registered and qualified under the Securities Act or is exempt from such registration and qualification. I shall make no transfer or disposition of the Common Stock unless (a) such transfer or disposition can be made without registration under the Securities Act by reason of a specific exemption from such registration and such qualification or (b) a registration statement has been filed pursuant to the Securities Act and has been declared effective with respect to such disposition. I agree that each certificate representing Common Stock delivered to me shall bear substantially the same legend as set forth on the front page of the Warrant.

I further agree that the Company may place stop-transfer orders with its transfer agent to the same effect as the above legend. The legend and stop-transfer notice referred to above shall be removed only upon my furnishing to the Company an opinion of counsel to the Company to the effect that such legend may be removed.

Date:                                                                               Signed:

                                                                                        Print Name:

                                                                                         Address:

Date:                                                                               Signed:

                                                                                        Print Name:

                                                                                         Address:

Exhibit A-1

For Individual Investors Only:

(1)       I certify that I am a person who has an individual net worth, or a person who with his or her spouse has a combined net worth, in excess of $1,000,000. For purposes of calculating net worth under this paragraph (1), (i) the primary residence shall not be included as an asset, (ii) to the extent that the indebtedness that is secured by the primary residence is in excess of the fair market value of the primary residence, the excess amount shall be included as a liability, and (iii) if the amount of outstanding indebtedness that is secured by the primary residence·exceeds the amount outstanding 60 days prior to exercising these securities, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability.

(2a) I certify that I am an accredited investor because I had individual income (exclusive of any income attributable to my spouse) of more than $200,000 in the two most recent calendar years and I reasonably expect to have an individual income in excess of $200,000 in the current year.

(2b) Alternatively, my spouse and I have joint income in excess of $300,000 in each applicable year.

(3)       I am a director or executive officer of the Company.

Other Investors:

(4)       The undersigned certifies that it is one of the following: any bank as defined in Section 3(a)(2) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; insurance company as defined in Section 2(13) of the Securities Act; investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000, or if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

(5)       The undersigned certifies that it is a private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

(6)       The undersigned certifies that it is an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

(7)       The undersigned certifies that it is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Securities Act.

(8)       The undersigned certifies that it is an entity in which all of the equity owners are accredited investors.

(9)       I am none of the above.

Exhibit B

ASSIGNMENT

For Value Received __________________________ hereby sells, assigns and transfers to ________________________ the Warrant attached hereto and the rights represented thereby to purchase ________ shares of Common Stock in accordance with the terms and conditions thereof, and does hereby irrevocably constitute and appoint ________________________ as attorney to transfer such Warrant on the books of the Company with full power of substitution.

Dated:                                                                                Signed:

ASSIGNEE:

Name:

Address:

SSN/TIN: